Exhibit 99.1

New Energy Systems Group Reports 236% Increase in Revenue for the Third Quarter of 2010

•	All business segments experienced organic revenue growth
•	Pro forma revenues increased 53% year to date
•	Generated $11.5 million in cash from operations year to date
•	Non-GAAP adjusted EPS increased 24.2% in Q3, despite higher share count and higher tax rate
•
Company expects to exceed current revenue, non-GAAP adjusted net income, and non-GAAP adjusted EPS guidance of $88 million, $15.6 million and $1.23; will provide update after full evaluation is complete

SHENZHEN, China, Nov. 16 /PRNewswire-Asia-FirstCall/ -- New Energy Systems Group (NYSE Amex: NEWN) ("New Energy" or the "Company"), a vertically integrated original design manufacturer and distributor of lithium ion batteries and backup power systems, today announced financial results for the third quarter ended September 30, 2010.

Third Quarter 2010 Highlights

•	Revenue increased 236.0% to $26.4 million
•	Gross profit increased 197.0% to $7.2 million
•	Net income increased 112.3% to $4.3 million
•	Non-GAAP adjusted net income increased 160% to $5.1 million and non-GAAP adjusted EPS increased 24.2% to $0.41, despite higher tax rate and higher share count

Three Month Results

For the 3 Months Ended September 30, 2010
	2010	2009	CHANGE
Net Sales	$ 26.4 million	$ 7.9 million	+236.0%
Gross Profit	$ 7.2 million	$ 2.4 million	+197.0%
Net Income	$ 4.3 million	$ 2.0 million	+112.3%
Non-GAAP adjusted Net Income	$ 5.2 million	$ 2.0 million	+160.0%
GAAP EPS (Diluted)*	$ 0.34	$ 0.32	+6.3%
Non-GAAP adjusted EPS (Diluted)*	$ 0.41	$ 0.33	+24.2%
*See Non-GAAP adjusted net income and earnings sections below.

Mr. Jack Yu, Chairman of New Energy stated, “I’m very pleased to report that we experienced strong organic growth in all of our business segments.  We also generated strong growth in adjusted EPS despite a higher tax rate and a higher share count.  With the increasing popularity of portable electronic devices and particularly Apple’s mobile  devices, demand for our products remains very strong and is projected to remain strong for the foreseeable future. We have transformed our company into a fully integrated manufacturer that is now well-positioned to benefit from the growing worldwide demand for portable advanced technology products and the energy demands they require.  Currently, the vast majority of our products are sold and consumed in China, a market which is benefitting from increasing consumer spending for higher end consumer electronics like smart phones.  While we continue to see very attractive growth opportunities in China, we are also selectively pursuing sales opportunities in very large markets in North America, Europe and Asia.  Importantly, we continue to generate strong free cash flow from operations, which has enabled us to repay most of our debt. As of Sept 30, 2010 we had $8.9 million of cash and cash equivalents and only $0.5 million of debt.  This healthy balance sheet and strong cash flows from operations minimizes our need to raise equity and allows us to opportunistically make acquisitions such as the accretive acquisition of  Kim Fai Solar Energy Technology., Ltd., which we announced last week.”

Revenue for the three months ended September 30, 2010 totaled $26.4, an increase of 236% year over year.  The acquisitions of Anytone® and New Power in December of 2009 and January of 2010, respectively, accounted for 80% of this revenue increase while organic revenue from E’Jenie increased 20%.

In the third quarter of 2010, Anytone® product sales, which include products “made for” Apple mobile devices and other leading consumer electronics manufacturers, contributed $12.1 million, or 45.6% of sales.  New Power battery cells sold to cell phone and handheld device manufacturers in China contributed $9.3 million to revenue in the quarter, representing approximately 35.3% of sales. E’Jenie’s battery cap and shell sales contributed $2.2 million, representing approximately 8.6% of revenue for the quarter.   New Energy believes that it has successfully integrated both acquisitions and achieved significant synergies and cost savings.

Gross profit in the third quarter of 2010 was $7.2 million, an increase of 197.0% year over year.  Gross margin for the period was 27.4%.

Operating expenses for the three months ended September 30, 2010 were $1.6 million and were 6% of sales.    The two newly acquired subsidiaries increased operating expenses by $1.1 million during the period which was mostly the result of non-cash depreciation and amortization expenses of $0.9 million for the period.  General and administrative expenses for the three months ended September 30, 2010 were $1.5 million compared to $0.1 million for the same period in 2009 due to the combination of the newly acquired subsidiaries, which added $0.9 million of non-cash expenses relating to amortization and stock based equity compensation.  Operating income for the quarter was $5.6 million, an increase of 148.6% year-over-year.
Net income for the quarter was $4.3 million, a 112.3% increase from $2.0 million for the three months in 2009.  GAAP diluted earnings per share were $0.34.  Excluding non-cash charges of $0.9 million for the period, the Company reported non-GAAP adjusted net income and non-GAAP adjusted earnings per share of $5.2 million and $0.41 in EPS for the three month period ended September 30, 2010.

Nine Month Results

For the 9 -Months Ended September 30, 2010
	2010	2009	CHANGE
Net Sales	$ 72.2 million	$ 15.9 million	+ 355.4%
Gross Profit	$ 19.8 million	$ 4.8 million	+ 315.7%
Net Income	$ 11.6 million	$ 3.9 million	+ 201.5%
Non-GAAP adjusted Net Income*	$ 14.2 million	$ 3.9 million	+ 263.0%
GAAP EPS (Diluted)	$ 0.92	$ 0.62	+ 48.4%
Non-GAAP adjusted EPS (Diluted)*	$ 1.13	$ 0.63	+ 79.4%
* see non-GAAP adjusted net income and earnings sections below.

Revenue for the nine months ended September 30, 2010 totaled $72.2 million, versus $15.9 million, an increase of 355% year-over-year.  The increase was primarily due to the acquisitions of Anytone® and New Power acquired in December of 2009 and January of 2010 respectively. Anytone® sales contributed $33.1 million in sales, representing approximately 45.8% of sales. NewPower battery cell sales contributed $25.3 million to battery cell revenues in the quarter, representing approximately 35.3% of sales. E’Jenie’s battery cap and shell sales contributed $7.8 million, an increase of 80.0% over 2009, and accounted for 10.8% of revenue during the nine month period.

Gross profit for all three business segments for the period was $19.8 million, an increase of 315.7% year-over-year.  Increases in gross profit were attributed to additional profits from the acquisitions of Anytone and NewPower.  Gross profit margins were 27.4%

Sales, general and administrative expenses for the nine months ended September 30, 2010 were $4.7 million compared to $0.4 million for the same period in 2009 as a result of the newly acquired business units. In addition, the Company recorded $2.6 million in non-cash amortization and stock-based compensation in nine month period.

Net income for the period was $11.6 million, a 201.5% increase from $3.9 million for the nine months in 2009.  GAAP earnings per share were $0.92 per 12.6 million fully diluted shares outstanding.  Non-GAAP adjusted net income was $14.2 million with earnings per shares or $1.13, increases of 263.0% and 79.4% respectively.

Use of Non-GAAP Financial Measures
GAAP results for the three months and nine months ended September 30, 2010 include non-cash charges related to amortization and stock-based compensation. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release. It is a departure of U.S. GAAP; however, the Company's management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

Adjusted Earnings Table

Due to the effects of non-cash expenses relating to amortization and stock-based compensation, New Energy reports GAAP and non-GAAP adjusted net income and earnings per share.  The Company believes non-GAAP adjusted income and non-GAAP adjusted earnings per share more properly reflect the performance of its operations.

Derivation of non-GAAP adjusted Net Income

(in millions, except per share)	Year Ended Dec. 31,	Three Months Ended		Nine Months Ended
	2009	September 30, 2009	September 30, 2010	September 30, 2009	September 30, 2010
Net income	$5.84	$2.01	$4.27	$3.86	$11.62
Amortization	0.28	0.02	0.70	0.07	2.10
Non-Cash Stock Compensation	0.25	0.00	0.17	0.0	0.51
Non-GAAP Net Income	$6.36	$2.04	$5.14	$3.93	$14.23
GAAP EPS	0.82	0.32	0.34	0.62	0.92
Non-GAAP Adjusted EPS (diluted shares)	$0.89	$0.33	$0.41	$0.63	$1.13

Financial Condition

As of September 30, 2010, the Company had $8.9 million in cash and cash equivalents, up from $3.7 million as of December 31, 2009; accounts receivable was $18.8 million, compared to $9.8 million as of December 31, 2009.  Inventories were $2.1 million compared to $0.5 million at December 31, 2009. The Company had only $0.5 million of debt.  Cash flow from operations was $11.5 million for the nine months ended September 30, 2010 versus $4.7 million in the same period prior year.

Full Year 2010 Guidance

Based on the strong results through the first nine months of 2010, the Company expects to exceed its prior guidance of $88 million of revenues, $15.6 million of non-GAAP adjusted net income, and $1.23 of non-GAAP adjusted earnings per share, respectively, for the full year 2010. Management is currently evaluating its financial forecast for the remainder of the year, including the impact from the recently announced Kim Fai Solar Energy acquisition, and will provide an update as soon as the process is complete.

Business Updates

On November 12, 2010, New Energy announced the acquisition of Kim Fai Solar Energy Technology, Co. Ltd. (“Kim Fai”) for $24 million in cash and stock. Kim Fai is a manufacturer of consumer, commercial and residential solar energy and battery systems, including remote battery products for handheld communication and computing devices. New Energy expects Kim Fai to add approximately $24 million of revenue and $5 million of net income in 2011.

Conference Call

To attend the call, please use the dial-in information below.  When prompted, ask for the “New Energy Call” and/or be prepared to provide the conference ID.

Date:                                                                Tuesday, November 16, 2010
Time:                                                               9:00 a.m. Eastern Time, US.
Conference Line Dial-In (U.S.):                  1-877-941-1431
International Dial-In:                                    1-480-629-9668
Conference ID:                                               4385382 “New Energy Call”
Webcast link:                                                 http://viavid.net/dce.aspx?sid=00007E14

Please dial in at least 10 minutes before the call to ensure timely participation. A playback will be available through November 21, 2010. To listen, please call 1-877-870-5176 within the United States or 1-858-384-5517 if calling internationally. Utilize the pass code 4385382 for the replay.

About New Energy Systems Group

New Energy Systems Group is a vertically integrated original design manufacturer and distributor of lithium ion batteries and backup power systems for mobile phones, laptops, digital cameras, MP3s and a variety of other portable electronics. The company's end-user consumer products are sold under the Anytone® brand in China, and the company has begun expanding its international sales efforts. The fast pace of new mobile device introductions in China combined with a growing middle class make it fertile ground for New Energy's end-user consumer products, as well as its high powered, light weight lithium ion batteries. In addition to historically strong organic growth, New Energy is expected to benefit from economies of scale, broader distribution, greater production capacity and higher profit margins in 2010. Additional information about the company is available at: www.newenergysystemsgroup.com.

Forward Looking Statements

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes,” “expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

COMPANY
New Energy Systems Group
Ken Lin, VP of Investor Relations
Tel:   +1-917-573-0302
Email: klin1330@hotmail.com

INVESTOR RELATIONS
John Mattio, SVP
HC International, Inc.
Tel: US +1-203-616-5144
Email: john.mattio@hcinternational.net
Web: http://www.hcinternational.net

(tables to follow)

NEW ENERGY SYSTEMS GROUP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2010 (Unaudited)	December 31, 2009
Current assets
Cash and cash equivalents	$8,898,046	$3,651,990
Accounts receivable	18,775,653	9,776,041
Inventory	2,052,490	502,702
Prepaid expenses	62,831	-
Other receivables	38,340	3,470,903
Due from shareholders	267,357	262,380

Total current assets	30,094,717	17,664,016

Plant, property & equipment, net	895,111	699,790

Other assets
Goodwill	28,452,196	19,244,036
Intangible assets, net	20,695,543	15,772,344

Total other assets	49,147,739	35,016,380

Total assets	$80,137,567	$53,380,186

Current liabilities
Accounts payable and accrued expenses	$9,437,250	$9,095,623
Taxes payable	2,148,788	762,430
Loan payable to related party	537,225	527,225

Total current liabilities	12,123,263	10,385,278

Deferred tax liability	3,998,137	3,001,584

Total Liabilities	16,121,400	13,386,862

Stockholders' equity
Preferred stock, $.001 par value, 60,000,000 shares authorized, 7,575,757 shares issued and outstanding	7,576	7,576
Common stock, $.001 par value, 140,000,000 shares authorized, 11,863,390 shares issued and outstanding	11,863	11,863
Additional paid in capital	53,667,474	42,165,283
Statutory reserves	2,070,081	2,070,081
Other comprehensive income	1,617,647	1,225,986
Retained earnings (Accumulated deficit)	8,583,769	(3,038,972)
Less: Deferred compensation	(1,942,243)	(2,448,493)

Total stockholders' equity	64,016,167	39,993,324

Total liabilities and stockholders' equity	$80,137,567	$53,380,186

NEW ENERGY SYSTEMS GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2010	2009	2010	2009

Revenue, net
Battery	$64,414,149	$11,515,218	$24,083,496	$6,062,975
Battery shell and cover	7,804,386	4,343,093	2,277,037	1,785,223
Total	72,218,535	15,858,311	26,360,533	7,848,198

Cost of revenue
Battery	47,079,061	7,904,212	17,496,266	4,174,921
Battery shell and cover	5,353,483	3,194,067	1,652,966	1,244,310
Total	52,432,544	11,098,279	19,149,232	5,419,231

Gross profit	19,785,991	4,760,032	7,211,301	2,428,967

Operating expenses
Selling	369,251	74,697	123,435	35,265
General and administrative	4,319,026	319,198	1,484,039	139,962
Total	4,688,277	393,895	1,607,474	175,227

Income from operations	15,097,714	4,366,137	5,603,827	2,253,740

Other income (expenses), net
Other income (expenses)	7,031	1,346	(510)	(72)
Interest income (expense)	63,824	(66,331)	18,660	(8,538)
Total net	70,855	(64,985)	18,150	(8,610)

Income before income taxes	15,168,569	4,301,152	5,621,977	2,245,130

Provision for income taxes	(3,545,827)	(445,538)	(1,350,075)	(232,454)

Net income	11,622,742	3,855,614	4,271,902	2,012,676

Other comprehensive income (loss)
Foreign currency translation	391,661	(65,713)	294,854	(83,039)

Comprehensive income	$12,014,403	$3,789,901	$4,566,756	$1,929,637

Net income per share
Basic	$0.98	$0.71	$0.36	$0.37
Diluted	$0.92	$0.62	$0.34	$0.32

Weighted average number of shares outstanding:
Basic	11,863,390	5,446,105	11,863,390	5,446,105
Diluted	12,623,411	6,203,680	12,622,276	6,203,680

NEW ENERGY SYSTEMS GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$11,622,742	$3,855,614
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	2,278,815	232,706
Deferred tax liability	(405,336)	-
Deferred compensation expense	506,250	-
Loss on disposal of fixed asset	674	-
Stock option compensation expense	67,333
(Increase) / decrease in current assets:
Accounts receivable	(5,834,898)	938,173
Inventory	(1,275,317)	549,823
Prepaid expenses, deposits and other receivables	548,502	-
Increase/(decrease) in current liabilities:
Accounts payable and accrued expenses	2,689,020	(846,567)
Taxes payable	1,291,215	(38,292)

Net cash provided by operating activities	11,489,000	4,691,457

CASH FLOWS FROM INVESTING ACTIVITIES
Cash acquired in acquisition of Newpower	24,550	-
Proceeds from sale of property and equipment	624	-
Acquisition of property and equipment	(34,702)	-

Net cash used in investing activities	(9,528)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of acquisition liability for Anytone	(5,000,000)	-
Repayment of loan payable	-	(2,195,508)
Repayment to related party	(1,366,281)	-

Net cash used in financing activities	(6,366,281)	(2,195,508)

Effect of exchange rate changes on cash and cash equivalents	132,865	(11,470)

Net increase in cash and cash equivalents	5,246,056	2,484,479

Cash and cash equivalents, beginning balance	3,651,990	6,969,454

Cash and cash equivalents, ending balance	$8,898,046	$9,453,933

SUPPLEMENTAL DISCLOSURES:

Cash paid during the period for:

Income tax payments	$3,298,884	$515,750

Interest expense	$-	$91,245